Exhibit 99.1

INVESTOR CONTACT:	Peter Goulding, CFA
Investor Relations
203.338.6799
peter.goulding@peoples.com

MEDIA CONTACT:	Brent DiGiorgio
Corporate Communications
203.338.3135
brent.digiorgio@peoples.com

FOR IMMEDIATE RELEASE

April 20, 2011

PEOPLE’S UNITED FINANCIAL REPORTS FIRST QUARTER EARNINGS OF $52 MILLION OR $0.15 PER SHARE AND INCREASES DIVIDEND

BRIDGEPORT, CT. – People’s United Financial, Inc. (NASDAQ: PBCT) today announced net income of $51.7 million, or $0.15 per share, for the first quarter of 2011, compared to $32.0 million, or $0.09 per share, for the fourth quarter of 2010, and $13.6 million, or $0.04 per share, for the first quarter of 2010. The company’s Board of Directors voted to increase the common stock dividend to an annual dividend rate of $0.63 per share. Based on the closing stock price on April 19, 2011, the dividend yield on People’s United Financial common stock is 4.9 percent. The quarterly dividend of $0.1575 per share is payable May 15, 2011 to shareholders of record on May 1, 2011.

First quarter 2011 earnings were driven by higher net interest income and continued growth in fee-based businesses, partially offset by an increase in the provision for loan losses. In the first quarter of 2011, the return on average assets was 0.84 percent and the return on average tangible stockholders’ equity was 6.4 percent, compared to 0.56 percent and 3.7 percent, respectively, for the fourth quarter of 2010. At March 31, 2011, People’s United Financial’s tangible equity ratio stood at 13.9 percent.

“Our performance this quarter reflects meaningful organic loan and deposit growth, encouraging trends in asset quality, as well as the benefit of acquisitions completed in 2010,” stated Jack Barnes, President and Chief Executive Officer. “In fact, on an annualized basis, both loans and deposits increased over 4 percent this quarter; our net interest margin reached its highest level since the end of 2007; and our non-performing assets ratio declined to under 2 percent.”

Barnes added, “We continue to invest in our commercial, retail and business banking, and wealth management businesses throughout our franchise. Increases in our originated commercial banking and retail banking loan portfolios of $277 million, or 11 percent annualized, and $136 million, or 12 percent annualized, respectively, were effectively funded by growth in our retail deposits. The revenue increases in all of our wealth management product lines this quarter are further evidence of the progress we are making in this highly competitive area. In addition, our efforts with respect to both the Bank of Smithtown integration and Danversbank planning are well under way. We expect to close the Danversbank acquisition later in the second quarter, pending regulatory and shareholder approvals.”

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People’s United Financial, Inc. Reports 1Q Earnings

Barnes concluded, “We are pleased to reward our shareholders with a 19th consecutive annual dividend increase. Operating from a position of competitive strength, characterized by our strong business fundamentals, the ability to further leverage our brand in attractive markets and our prospects for organic growth, continues to set us apart from most in the industry. Furthermore, we have demonstrated our ability to prudently and effectively deploy capital through organic loan and deposit growth, adherence to a strong dividend policy, share repurchases and a thoughtful acquisition strategy.”

“The company’s performance this quarter reflects a solid improvement in the net interest margin and continued positive momentum in our fee businesses, which were partially offset by our decision to increase the allowance for loan losses in response to loan growth,” said Kirk W. Walters, Senior Executive Vice President and Chief Financial Officer.

Walters continued, “The net interest margin improved 29 basis points to 4.16 percent, primarily reflecting the benefit of our two acquisitions completed during the fourth quarter of 2010, an increase in investment income, a reduction in our cost of deposits and additional interest accretion from the Financial Federal acquisition as a result of better than expected credit experience and slower than anticipated pre-payment activity. If credit experience within acquired loan portfolios continues to be better than originally expected, we will likely benefit from additional interest accretion over the remaining life of those loans.”

Regarding asset quality, Walters stated, “While the overall level of non-performing loans is reflective of a period of prolonged economic weakness, we are pleased with the improvements noted over the past few quarters. In addition, the decline in acquired non-performing loans this quarter reflects our efforts to proactively reduce this portfolio through loan sales. During the first quarter, loans with a contractual balance of approximately $50 million (carrying amount of approximately $25 million) were sold at a gain of approximately $6 million and we continue to evaluate loan sales from within the acquired loan portfolios. The increase in the allowance for loan losses this quarter was driven by loan growth and is not an indication of weakening asset quality.”

Loans acquired in connection with acquisitions have been recorded at fair value, including a reduction for estimated credit losses, and without carryover of the respective portfolio’s historical allowance for loan losses. As such, selected asset quality metrics have been highlighted to distinguish between the ‘originated’ portfolio and the ‘acquired’ portfolios.

For the originated portfolio, representing all loans other than those acquired, non-performing loans totaled $240.5 million at March 31, 2011, or 1.62 percent of originated loans, compared to $245.2 million and 1.70 percent, respectively, at December 31, 2010. Non-performing loans in the acquired portfolios, which represent the contractual balances of loans acquired that meet our definition of non-performing but for which the risk of loss has already been considered by virtue of our estimate of acquisition-date fair value and/or the existence of an FDIC loss-share agreement, totaled $324.4 million at March 31, 2011 compared to $359.8 million at December 31, 2010.

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People’s United Financial, Inc. Reports 1Q Earnings

Non-performing assets (excluding acquired non-performing loans) totaled $292.1 million at March 31, 2011, down from $303.1 million at December 31, 2010. Non-performing assets equaled 1.96 percent of originated loans, REO and repossessed assets at March 31, 2011 compared to 2.09 percent at December 31, 2010.

First quarter net loan charge-offs totaled $9.6 million compared to $10.9 million in the fourth quarter of 2010. Net loan charge-offs as a percent of average loans on an annualized basis were 0.22 percent in the first quarter of 2011 compared to 0.28 percent in the prior year’s fourth quarter. The provision for loan losses in the first quarter of 2011 reflects a $5.0 million increase in the allowance for loan losses to $177.5 million at March 31, 2011 due to strong growth in the commercial and residential mortgage loan portfolios.

At March 31, 2011, the allowance for loan losses as a percentage of originated loans was 1.19 percent and as a percentage of originated non-performing loans was 74 percent, compared to 1.19 percent and 70 percent, respectively, at December 31, 2010. For the originated commercial banking portfolio, the allowance for loan losses ratio was 1.61 percent at both March 31, 2011 and December 31, 2010. The commercial banking allowance for loan losses represented 104 percent of non-performing commercial banking loans at March 31, 2011.

People’s United Financial, a diversified financial services company with $25 billion in assets, provides commercial banking, retail and business banking, and wealth management services through a network of 341 branches in Connecticut, Vermont, New York, New Hampshire, Maine and Massachusetts. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

Conference Call

On April 20, 2011, at 5 p.m., Eastern Time, People’s United Financial will host a conference call to discuss this earnings announcement. The call may be heard through www.peoples.com by selecting “Investor Relations” in the “About Us” section on the home page, and then selecting “Conference Calls” in the “News and Events” section. Additional materials relating to the call may also be accessed at People’s United Bank’s web site. The call will be archived on the web site and available for approximately 90 days.

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People’s United Financial, Inc. Reports 1Q Earnings

1Q 2011 Financial Highlights

Summary

•	Net income totaled $51.7 million, or $0.15 per share.

•	Operating earnings were $53.8 million, or $0.15 per share.

•	Net interest income totaled $220.3 million.

•	Net interest margin increased 29 basis points from 4Q10 to 4.16%.

•	Additional interest accretion on acquired loans of $9.0 million in 1Q11 contributed 16 basis points.

•	The interest cost on deposits declined 5 basis points to 59 basis points from 4Q10.

•	Provision for loan losses totaled $14.6 million.

•	Net loan charge-offs totaled $9.6 million or 0.22% of average loans.

•	Non-interest income totaled $74.6 million in 1Q11 compared to $68.1 million in 4Q10.

•	1Q11 includes a full quarter of non-interest income from acquisitions completed on November 30, 2010 (approximately a $2.0 million increase in 1Q11).

•	1Q11 includes $5.5 million of net gains on sales of acquired non-performing loans.

•	Net gains on sales of residential mortgages declined $1.1 million from 4Q10.

•	Other non-interest income includes a $2.2 million charge for other asset write-offs.

•	Non-interest expense totaled $202.8 million in 1Q11 compared to $199.1 million in 4Q10.

•	1Q11 and 4Q10 include a total of $3.1 million and $7.0 million, respectively, of merger-related expenses and core system conversion costs.

•	1Q11 includes a full quarter of non-interest expense from acquisitions completed on November 30, 2010 (approximately a $7.2 million increase in 1Q11).

•	Effective income tax rate was 33.3% in 1Q11 compared to 32.5% for 2010.

•	1Q11 rate reflects a higher state effective income tax rate resulting from our further expansion into states with higher income tax rates.

Commercial Banking

•	Excluding acquired loans, commercial banking loans increased $277 million, or 11% annualized, from December 31, 2010.

•

Approximately $875 million of loans secured, in part, by owner-occupied commercial properties were reclassified from commercial real estate loans to commercial and industrial loans as of March 31, 2011.

•	Average commercial banking loans totaled $12.4 billion, a $1.3 billion increase from 4Q10.

•	Non-performing commercial banking assets, excluding acquired non-performing loans, totaled $192.2 million at March 31, 2011, a slight decrease from December 31, 2010.

•	The ratio of originated non-performing commercial banking loans to originated commercial banking loans was 1.54% at March 31, 2011 compared to 1.56% at December 31, 2010.

•	Net loan charge-offs totaled $6.8 million, or 0.22% annualized, of average commercial banking loans in 1Q11, compared to $7.0 million, or 0.25% annualized, in 4Q10.

•	For the originated commercial banking portfolio, the allowance for loan losses as a percentage of loans was 1.61% at both March 31, 2011 and December 31, 2010.

•	The commercial banking allowance for loan losses represented 104 percent of non-performing commercial banking loans at March 31, 2011.

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People’s United Financial, Inc. Reports 1Q Earnings

Retail and Business Banking

•	Excluding acquired loans, residential mortgage loans increased $183 million, or 32% annualized, from December 31, 2010.

•	Average residential mortgage loans totaled $2.7 billion, a $248 million increase from 4Q10.

•	Net loan charge-offs totaled $1.6 million, or 0.23% annualized, of average residential mortgage loans in 1Q11, compared to $2.0 million, or 0.32% annualized, in 4Q10.

•	The ratio of originated non-performing residential mortgage loans to originated residential mortgage loans was 2.84% at March 31, 2011 compared to 3.44% at December 31, 2010.

•	Excluding acquired loans, home equity loans declined $38 million, or 8% annualized, from December 31, 2010.

•	Average home equity loans totaled $2.0 billion in 1Q11, unchanged from 4Q10.

•	Net loan charge-offs totaled $0.8 million, or 0.16% annualized, of average home equity loans in 1Q11, compared to $1.1 million, or 0.23% annualized, in 4Q10.

Wealth Management

•	Wealth Management income increased $1.6 million from 4Q10.

•	Insurance revenue increased $1.0 million and investment management fees and brokerage commissions each increased $0.3 million.

•	Assets under administration and those under full discretionary management, neither of which are reported as assets of People’s United Financial, totaled $12.7 billion and $4.3 billion, respectively.

Certain statements contained in this release are forward-looking in nature. These include all statements about People’s United Financial’s plans, objectives, expectations and other statements that are not historical facts, and usually use words such as “expect,” “anticipate,” “believe” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause People’s United Financial’s actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to People’s United Financial include, but are not limited to: (1) changes in general, national or regional economic conditions; (2) changes in interest rates; (3) changes in loan default and charge-off rates; (4) changes in deposit levels; (5) changes in levels of income and expense in non-interest income and expense related activities; (6) residential mortgage and secondary market activity; (7) changes in accounting and regulatory guidance applicable to banks; (8) price levels and conditions in the public securities markets generally; (9) competition and its effect on pricing, spending, third-party relationships and revenues; (10) the successful integration of acquired companies; and (11) possible changes in regulation resulting from or relating to recently enacted financial reform legislation. People’s United Financial does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Access Information About People’s United Financial at www.peoples.com.

People’s United Financial, Inc.

FINANCIAL HIGHLIGHTS

	Three Months Ended
(dollars in millions, except per share data)	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Earnings Data:
Net interest income	$220.3	$189.8	$175.8	$173.8	$159.6
Provision for loan losses	14.6	10.9	21.8	17.8	9.5
Non-interest income (1)	74.6	68.1	68.0	69.7	64.2
Non-interest expense (1), (2)	202.8	199.1	186.3	202.7	193.9
Income before income tax expense	77.5	47.9	35.7	23.0	20.4
Net income	51.7	32.0	24.1	16.0	13.6
Operating earnings (3)	53.8	36.7	27.7	31.8	29.2
Selected Statistical Data:
Net interest margin (4)	4.16%	3.87%	3.74%	3.69%	3.49%
Return on average assets (4)	0.84	0.56	0.44	0.29	0.26
Return on average tangible assets (4)	0.91	0.61	0.48	0.32	0.28
Return on average stockholders’ equity (4)	4.0	2.4	1.8	1.2	1.0
Return on average tangible stockholders’ equity (4)	6.4	3.7	2.7	1.7	1.5
Efficiency ratio (3)	66.2	71.1	71.2	72.2	75.2
Per Common Share Data:
Basic and diluted earnings per share	$0.15	$0.09	$0.07	$0.04	$0.04
Dividends paid per share	0.1550	0.1550	0.1550	0.1550	0.1525
Dividend payout ratio	104.9%	172.5%	230.4%	352.0%	376.2%
Book value (end of period)	$14.92	$14.91	$15.04	$15.10	$15.12
Tangible book value (end of period) (3)	9.27	9.30	10.07	10.14	10.25
Stock price:
High	14.49	14.17	14.35	16.79	17.08
Low	12.17	12.20	12.56	13.49	15.07
Close (end of period)	12.58	14.01	13.09	13.50	15.62
Common shares (end of period) (in millions)	345.97	350.07	356.73	358.51	362.25
Weighted average diluted common shares (in millions)	346.01	352.53	354.99	358.24	344.82

(1)	Income and expenses associated with merchant services and customer derivatives are presented net within non-interest income for all periods.
(2)	Includes a total of $3.1 million, $7.0 million, $5.3 million, $23.2 million and $23.4 million of merger-related expenses, core system conversion costs and one-time charges for the three months ended March 31, 2011, Dec. 31, 2010, Sept. 30, 2010, June 30, 2010 and March 31, 2010, respectively.
(3)	See non-GAAP financial measures and reconciliation to GAAP beginning on page 12.
(4)	Annualized.

People’s United Financial, Inc.

FINANCIAL HIGHLIGHTS - Continued

	As of and for the Three Months Ended
(dollars in millions)	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Financial Condition Data:
General:
Total assets	$24,962	$25,037	$21,897	$21,950	$21,588
Loans	17,523	17,328	15,120	15,140	15,253
Securities	3,203	3,033	2,478	1,787	886
Short-term investments (1)	926	1,120	1,218	1,944	2,527
Allowance for loan losses	178	173	173	173	173
Goodwill and other acquisition-related intangibles	1,953	1,962	1,772	1,778	1,767
Deposits	18,110	17,933	15,675	15,834	15,397
Borrowings	1,158	1,011	254	141	175
Subordinated notes and debentures	176	182	183	183	182
Stockholders’ equity	5,160	5,219	5,365	5,413	5,479
Non-performing assets (2)	292	303	312	285	248
Net loan charge-offs	9.6	10.9	21.8	17.8	9.5
Average Balances:
Loans	$17,290	$15,770	$15,120	$15,247	$14,589
Securities	3,089	2,457	1,856	1,097	888
Short-term investments (1)	843	1,418	1,892	2,533	2,901
Residential mortgage loans held for sale	52	52	47	38	36
Total earning assets	21,274	19,697	18,915	18,915	18,414
Total assets	24,623	22,961	21,955	21,872	21,260
Deposits	17,944	16,531	15,801	15,704	15,202
Total funding liabilities	19,121	17,236	16,175	16,052	15,573
Stockholders’ equity	5,185	5,335	5,404	5,458	5,275
Ratios:
Net loan charge-offs to average loans (annualized)	0.22%	0.28%	0.58%	0.47%	0.26%
Non-performing assets to originated loans, real estate owned and repossessed assets (2)	1.96	2.09	2.19	2.02	1.75
Allowance for loan losses to:
Originated loans (2)	1.19	1.19	1.22	1.23	1.22
Originated non-performing loans (2)	73.8	70.3	68.6	78.5	89.7
Average stockholders’ equity to average total assets	21.1	23.2	24.6	25.0	24.8
Stockholders’ equity to total assets	20.7	20.8	24.5	24.7	25.4
Tangible stockholders’ equity to tangible assets (3)	13.9	14.1	17.8	18.0	18.7
Total risk-based capital (4)	14.9	14.5	16.4	16.6	16.3

(1)	Includes securities purchased under agreements to resell.
(2)	Excludes acquired loans.
(3)	See non-GAAP financial measures and reconciliation to GAAP beginning on page 12.
(4)	Total risk-based capital ratios are for People’s United Bank and, as such, do not reflect the additional capital residing at People’s United Financial, Inc. People’s United Bank’s March 31, 2011 total risk-based capital ratio is preliminary.

People’s United Financial, Inc.

CONSOLIDATED STATEMENTS OF CONDITION

(in millions)	March 31, 2011	Dec. 31, 2010	March 31, 2010
Assets
Cash and due from banks	$315.2	$354.7	$296.3
Short-term investments	926.2	599.8	2,527.3

Total cash and cash equivalents	1,241.4	954.5	2,823.6

Securities purchased under agreements to resell	—	520.0	—

Securities:
Trading account securities, at fair value	84.9	83.5	75.7
Securities available for sale, at fair value	3,003.8	2,831.1	724.1
Securities held to maturity, at amortized cost	55.1	55.1	55.3
Federal Home Loan Bank stock, at cost	59.5	63.6	31.1

Total securities	3,203.3	3,033.3	886.2

Residential mortgage loans held for sale	18.0	88.5	54.9

Loans:
Commercial real estate (1)	6,565.7	7,306.3	5,442.1
Commercial (1)	6,046.7	5,196.0	5,178.3
Residential mortgage	2,783.6	2,647.5	2,409.6
Consumer	2,127.1	2,177.9	2,222.6

Total loans	17,523.1	17,327.7	15,252.6
Less allowance for loan losses	(177.5)	(172.5)	(172.5)

Total loans, net	17,345.6	17,155.2	15,080.1

Goodwill and other acquisition-related intangibles	1,952.6	1,962.0	1,766.5
Premises and equipment	326.0	325.1	258.2
Bank-owned life insurance	291.8	291.8	251.1
Other assets	583.6	706.7	467.5

Total assets	$24,962.3	$25,037.1	$21,588.1

Liabilities
Deposits:
Non-interest-bearing	$3,789.5	$3,872.6	$3,305.7
Savings, interest-bearing checking and money market	9,255.7	8,897.8	7,649.1
Time	5,064.9	5,162.7	4,442.6

Total deposits	18,110.1	17,933.1	15,397.4

Borrowings:
Federal Home Loan Bank advances	481.6	509.3	10.5
Repurchase agreements	476.3	501.3	164.1
Federal funds purchased	200.0	—	—

Total borrowings	1,157.9	1,010.6	174.6

Subordinated notes and debentures	176.3	182.2	182.2
Other liabilities	357.7	691.9	355.3

Total liabilities	19,802.0	19,817.8	16,109.5

Stockholders’ Equity
Common stock ($0.01 par value; 1.95 billion shares authorized; 377.0 million shares, 376.6 million shares and 374.8 million shares issued)	3.7	3.7	3.8
Additional paid-in capital	4,981.5	4,978.8	4,924.6
Retained earnings	767.2	772.6	874.5
Treasury stock, at cost (22.0 million shares, 17.5 million shares and 3.2 million shares)	(307.6)	(248.9)	(58.2)
Accumulated other comprehensive loss	(98.4)	(99.0)	(72.8)
Unallocated common stock of Employee Stock Ownership Plan, at cost (9.0 million shares, 9.1 million shares and 9.3 million shares)	(186.1)	(187.9)	(193.3)

Total stockholders’ equity	5,160.3	5,219.3	5,478.6

Total liabilities and stockholders’ equity	$24,962.3	$25,037.1	$21,588.1

(1)	Approximately $875 million of loans secured, in part, by owner-occupied commercial properties were reclassified from commercial real estate loans to commercial loans as of March 31, 2011.

People’s United Financial, Inc.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(in millions, except per share data)	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Interest and dividend income:
Commercial real estate	$101.6	$85.9	$76.3	$75.6	$74.3
Commercial	78.6	70.5	68.1	69.7	58.0
Residential mortgage	29.3	27.1	26.5	27.7	28.1
Consumer	20.9	22.1	22.2	22.5	22.8

Total interest on loans	230.4	205.6	193.1	195.5	183.2
Securities	21.0	13.6	12.6	9.2	8.1
Residential mortgage loans held for sale	0.7	0.7	0.6	0.6	0.5
Short-term investments	0.6	0.6	0.8	1.5	1.7
Securities purchased under agreements to resell	0.1	0.3	0.4	0.1	0.1

Total interest and dividend income	252.8	220.8	207.5	206.9	193.6

Interest expense:
Deposits	26.6	26.5	27.6	29.0	29.7
Borrowings	2.5	1.2	0.3	0.3	0.5
Subordinated notes and debentures	3.4	3.3	3.8	3.8	3.8

Total interest expense	32.5	31.0	31.7	33.1	34.0

Net interest income	220.3	189.8	175.8	173.8	159.6
Provision for loan losses	14.6	10.9	21.8	17.8	9.5

Net interest income after provision for loan losses	205.7	178.9	154.0	156.0	150.1

Non-interest income:
Investment management fees	8.2	7.9	7.6	8.6	7.9
Insurance revenue	7.9	6.9	8.3	6.3	7.3
Brokerage commissions	3.2	2.9	2.8	2.8	2.8

Total wealth management income	19.3	17.7	18.7	17.7	18.0
Bank service charges	31.0	30.7	31.5	32.9	31.2
Net gains on sales of loans	8.6	4.2	2.4	2.7	2.8
Bank-owned life insurance	1.2	1.0	1.4	2.6	1.8
Merchant services income, net	1.0	1.1	1.1	1.1	1.0
Net security gains (losses)	0.1	(1.0)	—	—	—
Other non-interest income	13.4	14.4	12.9	12.7	9.4

Total non-interest income	74.6	68.1	68.0	69.7	64.2

Non-interest expense:
Compensation and benefits	105.4	98.3	93.2	92.6	96.3
Occupancy and equipment	33.1	28.1	28.0	28.5	29.8
Professional and outside service fees	15.9	19.8	18.5	20.8	13.6
Amortization of other acquisition-related intangibles	5.9	6.1	6.1	4.8	4.7
Merger-related expenses	3.1	4.8	1.0	2.8	14.7
Other non-interest expense	39.4	42.0	39.5	53.2	34.8

Total non-interest expense	202.8	199.1	186.3	202.7	193.9

Income before income tax expense	77.5	47.9	35.7	23.0	20.4
Income tax expense	25.8	15.9	11.6	7.0	6.8

Net income	$51.7	$32.0	$24.1	$16.0	$13.6

Basic and diluted earnings per common share	$0.15	$0.09	$0.07	$0.04	$0.04

People’s United Financial, Inc.

AVERAGE BALANCE SHEET, INTEREST AND YIELD/RATE ANALYSIS (1)

	March 31, 2011			Dec. 31, 2010			March 31, 2010
Three months ended (dollars in millions)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Short-term investments	$732.4	$0.6	0.31%	$814.7	$0.6	0.29%	$2,673.5	$1.7	0.26%
Securities purchased under agreements to resell	110.6	0.1	0.17	603.9	0.3	0.21	226.7	0.1	1.15
Securities (2)	3,088.5	21.2	2.75	2,456.7	13.6	2.22	888.3	8.1	3.65
Residential mortgage loans held for sale	52.5	0.7	5.78	51.7	0.7	5.74	36.3	0.5	5.51
Loans:
Commercial real estate	7,053.3	101.6	5.76	6,054.3	85.9	5.67	5,392.7	74.2	5.51
Commercial	5,377.3	79.6	5.92	5,086.5	71.4	5.62	4,545.3	58.9	5.18
Residential mortgage	2,707.9	29.3	4.33	2,459.9	27.1	4.41	2,415.9	28.1	4.66
Consumer	2,151.2	20.9	3.88	2,169.5	22.1	4.07	2,235.5	22.8	4.07

Total loans	17,289.7	231.4	5.35	15,770.2	206.5	5.24	14,589.4	184.0	5.04

Total earning assets	21,273.7	$254.0	4.78%	19,697.2	$221.7	4.50%	18,414.2	$194.4	4.22%

Other assets	3,348.8			3,263.3			2,845.4

Total assets	$24,622.5			$22,960.5			$21,259.6

Liabilities and stockholders’ equity:
Deposits:
Non-interest-bearing	$3,797.4	$—	—%	$3,633.5	$—	—%	$3,267.2	$—	—%
Savings, interest-bearing checking and money market	9,015.1	12.1	0.54	8,249.0	11.5	0.56	7,417.8	11.6	0.62
Time	5,131.5	14.5	1.13	4,648.4	15.0	1.29	4,516.8	18.1	1.60

Total deposits	17,944.0	26.6	0.59	16,530.9	26.5	0.64	15,201.8	29.7	0.78

Borrowings:
Federal Home Loan Bank advances	499.6	1.9	1.49	178.2	0.7	1.68	11.2	0.1	5.49
Repurchase agreements	492.8	0.6	0.46	350.0	0.5	0.54	164.6	0.2	0.45
Other	4.7	—	0.09	5.2	—	0.39	13.6	0.2	5.06

Total borrowings	997.1	2.5	0.98	533.4	1.2	0.92	189.4	0.5	1.08

Subordinated notes and debentures	179.7	3.4	7.61	171.3	3.3	7.75	182.0	3.8	8.31

Total funding liabilities	19,120.8	$32.5	0.68%	17,235.6	$31.0	0.72%	15,573.2	$34.0	0.87%

Other liabilities	316.3			390.0			411.3

Total liabilities	19,437.1			17,625.6			15,984.5
Stockholders’ equity	5,185.4			5,334.9			5,275.1

Total liabilities and stockholders’ equity	$24,622.5			$22,960.5			$21,259.6

Net interest income/spread (3)		$221.5	4.10%		$190.7	3.78%		$160.4	3.35%

Net interest margin			4.16%			3.87%			3.49%

(1)	Average yields earned and rates paid are annualized.
(2)	Average balances and yields for securities available for sale are based on amortized cost.
(3)	The FTE adjustment was $1.2 million, $0.9 million and $0.8 million for the three months ended March 31, 2011, Dec. 31. 2010 and March 31, 2010, respectively.

People’s United Financial, Inc.

NON-PERFORMING ASSETS

(dollars in millions)	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Originated non-performing loans:
Commercial Banking:
Commercial real estate (1)	$71.7	$82.5	$85.0	$67.2	$65.8
Commercial and industrial (1)	48.9	38.2	34.3	25.2	28.9
Equipment financing	38.6	36.0	35.1	37.0	23.1
Retail Banking:
Residential mortgage	70.4	78.8	87.0	80.9	66.7
Home equity	10.5	9.1	9.3	8.5	7.0
Other consumer	0.4	0.6	0.7	0.9	0.8

Total originated non-performing loans (2)	240.5	245.2	251.4	219.7	192.3
Repossessed assets	13.5	18.1	25.7	27.6	31.8
REO	38.1	39.8	34.9	37.2	23.4

Total non-performing assets	$292.1	$303.1	$312.0	$284.5	$247.5

Acquired non-performing loans (contractual amount) (3)	$324.4	$359.8	$59.4	$60.1	$51.7

Originated non-performing loans as a percentage of originated loans	1.62%	1.70%	1.77%	1.57%	1.36%
Non-performing assets as a percentage of:
Originated loans, REO and repossessed assets	1.96	2.09	2.19	2.02	1.75
Tangible stockholders’ equity and allowance for loan losses	8.63	8.84	8.29	7.47	6.37

(1)	Non-performing commercial and industrial loans at March 31, 2011 include approximately $10.7 million of loans secured, in part, by owner-occupied commercial properties that were previously classified as non-performing commercial real estate loans.
(2)	Reported net of government guarantees totaling $10.0 million at March 31, 2011, $9.4 million at Dec. 31, 2010, $8.8 million at Sept. 30, 2010, $6.8 million at June 30, 2010 and $7.3 million at March 31, 2010.
(3)	Represents acquired loans that meet People’s United’s definition of a non-performing loan but for which the risk of credit loss has been considered by virtue of our estimate of acquisition-date fair value and/or the existence of an FDIC loss-share agreement. Because acquired loans are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are charged against the non-accretable difference established in purchase accounting and, as such, are not reported as charge-offs.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

	Three Months Ended
(dollars in millions)	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Balance at beginning of period	$172.5	$172.5	$172.5	$172.5	$172.5
Charge-offs	(10.4)	(12.2)	(22.6)	(19.0)	(10.9)
Recoveries	0.8	1.3	0.8	1.2	1.4

Net loan charge-offs	(9.6)	(10.9)	(21.8)	(17.8)	(9.5)
Provision for loan losses	14.6	10.9	21.8	17.8	9.5

Balance at end of period	$177.5	$172.5	$172.5	$172.5	$172.5

Allowance for loan losses as a percentage of:
Originated loans	1.19%	1.19%	1.22%	1.23%	1.22%
Originated non-performing loans	73.8	70.3	68.6	78.5	89.7
Commercial banking allowance for loan losses as a percentage of originated commercial banking loans	1.61	1.61	1.66	1.71	1.73
Retail banking allowance for loan losses as a percentage of originated retail banking loans	0.26	0.25	0.24	0.21	0.18

NET LOAN CHARGE-OFFS

	Three Months Ended
(dollars in millions)	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Commercial Banking:
Commercial real estate	$3.3	$2.6	$13.5	$4.8	$5.8
Commercial and industrial	2.3	1.4	3.1	8.0	0.8
Equipment financing	1.2	3.0	1.6	3.7	0.9
Retail Banking:
Residential mortgage	1.6	2.0	1.2	0.4	0.1
Home equity	0.8	1.1	1.3	0.1	0.9
Other consumer	0.4	0.8	1.1	0.8	1.0

Total	$9.6	$10.9	$21.8	$17.8	$9.5

Net loan charge-offs to average loans (annualized)	0.22%	0.28%	0.58%	0.47%	0.26%

People’s United Financial, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION TO GAAP

In addition to evaluating People’s United Financial’s results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency and tangible equity ratios, tangible book value per share, and operating earnings. Management believes these non-GAAP financial measures provide information useful to investors in understanding People’s United Financial’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio and operating earnings are used by management in its assessment of financial performance, including non-interest expense control, while the tangible equity ratio and tangible book value per share are used to analyze the relative strength of People’s United Financial’s capital position.

The efficiency ratio, which represents an approximate measure of the cost required by People’s United Financial to generate a dollar of revenue, is the ratio of (i) total non-interest expense (excluding goodwill impairment charges, amortization of other acquisition-related intangibles and fair value adjustments, losses on real estate assets and non-recurring expenses) (the numerator) to (ii) net interest income on a fully taxable equivalent basis (excluding fair value adjustments) plus total non-interest income (including the fully taxable equivalent adjustment on bank-owned life insurance income, and excluding gains and losses on sales of assets, other than residential mortgage loans, and non-recurring income) (the denominator). People’s United Financial generally considers an item of income or expense to be non-recurring if it is not similar to an item of income or expense of a type incurred within the last two years and is not similar to an item of income or expense of a type reasonably expected to be incurred within the following two years.

Operating earnings exclude from net income those items that management considers to be of such a non-recurring or infrequent nature that, by excluding such items (net of income taxes), People’s United Financial’s results can be measured and assessed on a more consistent basis from period to period. Items excluded from operating earnings, which include, but are not limited to, merger-related expenses, core system conversion costs, and one-time charges related to executive-level management separation agreements, are generally also excluded when calculating the efficiency ratio. Operating earnings per share is calculated by dividing operating earnings by the weighted average number of dilutive common shares outstanding for the respective period.

The tangible equity ratio is the ratio of (i) tangible stockholders’ equity (total stockholders’ equity less goodwill and other acquisition-related intangibles) (the numerator) to (ii) tangible assets (total assets less goodwill and other acquisition-related intangibles) (the denominator). Tangible book value per share is calculated by dividing tangible stockholders’ equity by common shares (total common shares issued, less common shares classified as treasury shares and unallocated ESOP common shares).

In light of diversity in presentation among financial institutions, the methodologies used by People’s United Financial for determining the non-GAAP financial measures discussed above may differ from those used by other financial institutions.

People’s United Financial, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION TO GAAP - continued

EFFICIENCY RATIO

	Three Months Ended
(dollars in millions)	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Total non-interest expense	$202.8	$199.1	$186.3	$202.7	$193.9
Less: Amortization of other acquisition-related intangibles	5.9	6.1	6.1	4.8	4.7
Fair value adjustments	0.8	0.8	0.8	0.8	0.8
Merger-related expenses	3.1	4.8	1.0	2.8	14.7
Executive-level separation agreement	—	—	—	15.3	—
Other	2.1	2.7	3.0	0.8	2.9

Total	$190.9	$184.7	$175.4	$178.2	$170.8

Net interest income (1)	$221.5	$190.7	$176.6	$174.6	$160.4
Total non-interest income	74.6	68.1	68.0	69.7	64.2
Add: Fair value adjustments	—	—	1.0	1.0	1.6
Net security losses	—	1.0	—	—	—
BOLI FTE adjustment (1)	0.6	0.5	0.7	1.4	1.0
Less: Fair value adjustments	5.0	0.6	—	—	—
Net security gains	0.1	—	—	—	—
Other	3.3	—	—	—	—

Total	$288.3	$259.7	$246.3	$246.7	$227.2

Efficiency ratio	66.2%	71.1%	71.2%	72.2%	75.2%

(1)	Fully taxable equivalent

OPERATING EARNINGS

	Three Months Ended
(in millions, except per share data)	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Net income, as reported	$51.7	$32.0	$24.1	$16.0	$13.6
Adjustments, net of tax (1)	2.1	4.7	3.6	15.8	15.6

Operating earnings	$53.8	$36.7	$27.7	$31.8	$29.2

Earnings per share, as reported	$0.15	$0.09	$0.07	$0.04	$0.04
Adjustments	—	0.01	0.01	0.05	0.04

Operating earnings per share	$0.15	$0.10	$0.08	$0.09	$0.08

(1)	Represents pre-tax merger-related expenses, core system conversion costs and one-time charges totaling $3.1 million, $7.0 million, $5.3 million, $23.2 million and $23.4 million for the three months ended March 31, 2011, Dec. 31, 2010, Sept. 30, 2010, June 30, 2010 and March 31, 2010, respectively, less related income taxes.

People’s United Financial, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION TO GAAP - continued

TANGIBLE EQUITY RATIO

(dollars in millions)	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Total stockholders’ equity	$5,160	$5,219	$5,365	$5,413	$5,479
Less: Goodwill and other acquisition-related intangibles	1,953	1,962	1,772	1,778	1,767

Tangible stockholders’ equity	$3,207	$3,257	$3,593	$3,635	$3,712

Total assets	$24,962	$25,037	$21,897	$21,950	$21,588
Less: Goodwill and other acquisition-related intangibles	1,953	1,962	1,772	1,778	1,767

Tangible assets	$23,009	$23,075	$20,125	$20,172	$19,821

Tangible equity ratio	13.9%	14.1%	17.8%	18.0%	18.7%

TANGIBLE BOOK VALUE PER SHARE

(in millions, except per share data)	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Tangible stockholders’ equity	$3,207	$3,257	$3,593	$3,635	$3,712

Common shares issued	376.95	376.62	374.63	374.64	374.76
Less: Common shares classified as treasury shares	22.01	17.49	8.75	6.90	3.19
Unallocated ESOP common shares	8.97	9.06	9.15	9.23	9.32

Common shares	345.97	350.07	356.73	358.51	362.25

Tangible book value per share	$9.27	$9.30	$10.07	$10.14	$10.25